Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUTOWEB, INC.

__________________________________________________________________

ARTICLE I

The name of the corporation (the “Corporation”) is: AutoWeb, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 S Dupont HWY, Dover DE 19901. The name of the Corporation’s registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.001 par value.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, adopt, alter, amend, or repeal the Bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

Elections of directors of the Corporation need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

To the fullest extent permitted by the DGCL or other applicable law, as the same exists or as may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or elimination of the provisions of this ARTICLE VII shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE VII in effect at the time of the alleged occurrence of any act or omission giving rise to liability.

ARTICLE VIII

1.    The Corporation shall, to the fullest extent permitted by the DGCL or other applicable law, as the same exists or as may hereafter be amended, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.    Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a current or former director of the Corporation) or may (in the case of any action, suit or proceeding against a current or former officer, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors of the Corporation upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

3.    The indemnification and other rights set forth in this Article VIII shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

4.    Neither the amendment nor repeal of this Article VIII, paragraph (1), (2) or (3), nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article VIII, paragraph (1), (2) or (3), shall eliminate or reduce the effect of this Article VIII, paragraph (1), (2) or (3), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VIII, paragraph (1), (2) or (3), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE IX

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, alteration, change, or repeal of any provision of this Certificate of Incorporation shall be made unless the same is approved by the board of directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the Bylaws and applicable law and thereafter approved by the stockholders.